Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 3, 2010
CONTACT:	Stuart Rothstein	NYSE: ARI
(212) 822-0722

Apollo Commercial Real Estate Finance, Inc. Announces

Investment Activity and Financing Facility

New York, NY, February 3, 2010—Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI), announced today that through January 31, 2010, the Company has completed investments totaling $349.0 million. These investments involved the deployment of $127.8 million, or approximately 61%, of the equity capital raised in the Company’s initial public offering.

Stuart Rothstein, Chief Financial Officer of the Company commented, “The nature and timing of ARI’s initial investment activity is consistent with the strategy and plan highlighted during our initial public offering. We believe the first mortgage and mezzanine loans provide attractive interest rates well supported by high quality assets with strong sponsorship and the CMBS will generate strong returns on equity.”

In addition to its investment activity, the Company has closed a $100 million financing facility which will enable the Company to employ a modest amount of leverage against its first mortgage loans. The facility has a term of one-year, with two one-year extensions available at the Company’s option, and a borrowing rate of LIBOR plus 300 basis points.

Investment Activity

During the quarter ended December 31, 2009, the Company completed the origination and acquisition of mezzanine loans totaling $50.0 million and securities totaling $154.7 million. Further, during the month ended January 31, 2010, the Company completed the origination of a $32.0 million first mortgage loan and the acquisition of securities totaling $112.3 million. As of February 3, 2010, the Company’s portfolio was comprised of the following assets:

•	Newly originated first mortgage totaling $32.0 million
•	Newly originated mezzanine loans totaling $50.0 million
•	Commercial mortgage-backed securities (“CMBS”) totaling $267.0 million

Newly Originated First Mortgage

The Company originated a $32.0 million five-year fixed rate first mortgage loan on a well-located downtown Manhattan hotel with a national flag and a publicly traded sponsor. The loan has a loan-to-value (“LTV”) of 55% and interest rate of 8.25%.

Newly Originated Mezzanine Loans

ARI invested a total of $50.0 million in a $30.0 million senior mezzanine loan and a $20.0 million junior mezzanine loan originated as part of a $625 million newly originated financing for Inland Western Retail Real Estate Trust. In total, the financing consisted of $500 million of newly issued investment grade CMBS and $125 million of mezzanine debt, split between an $85 million senior mezzanine loan and a $40 million junior mezzanine loan. Both the senior and junior mezzanine loans are ten-year fixed rate loans with coupon interest rates of 12.2% and 14.0%, respectively, resulting in weighted average current coupon to the Company of 12.9%. The financing is collateralized by a geographically diverse portfolio of 55-retail properties. Underwritten net operating income results in an LTV of 76.5% and a debt yield of 11.8% through the junior mezzanine loan.

CMBS

To date, the Company has acquired and financed approximately $267.0 million of AAA-rated legacy CMBS. The securities have been financed through the Term Asset-Backed Securities Loan Facility (“TALF”) program, resulting in loan proceeds of $221.2 million and a net equity investment of $45.8 million. The securities acquired are comprised of A2 and A3 tranches from nine securitizations with a weighted average coupon of 5.60%. The TALF financing is a mix of three and five year non-cross defaulted, non-recourse and non-mark-to-market financing with a weighted average interest rate of 2.84%, resulting in a levered current cash yield of approximately 18.9%.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc (NYSE: ARI) is a commercial real estate finance company focused primarily on originating, investing in, acquiring and managing senior performing commercial real estate mortgage loans, CMBS, and other commercial real estate-related debt investments in the U.S. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company, an indirect subsidiary of Apollo Global Management, LLC.

Additional information can be found on the Company’s website at www.apolloreit.com.

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to ARI’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.